ANAVEX ADDS DR. PAUL AISEN TO SCIENTIFIC ADVISORY BOARD

Hoboken, NJ – February 16, 2011 -- Anavex Life Sciences Corp. (“Anavex”, AVXL.OB) today announced the appointment of Dr. Paul Aisen to the Scientific Advisory Board (SAB) as a clinical expert. The SAB works closely with the company to support development of the Anavex product pipeline, including its lead compound ANAVEX 2-73, which is being studied for Alzheimer’s disease and is scheduled to enter Phase I clinical trials shortly.

Dr. Aisen is a leading clinician and researcher in Alzheimer’s disease clinical trials and is on the faculty of the University of California, San Diego (UCSD) School of Medicine’s Department of Neurosciences. His primary research interests focus on the development of new strategies for the treatment of Alzheimer’s disease. Since 2007, Dr. Aisen has been Director of the Alzheimer’s Disease Cooperative Study, a consortium funded by the National Institute on Aging (NIA) to develop assessment instruments and conduct clinical trials. Dr. Aisen is Associate Editor of Alzheimer’s Research and Therapy, a major international peer-reviewed journal, and sits on the editorial board of BMC Medicine. He has published more than 180 peer-reviewed papers.

“We are delighted that Dr. Aisen has agreed to join the Anavex Scientific Advisory Board. Dr. Aisen is one of the world’s leading clinical trials research scientists in the field of Alzheimer’s disease. His contributions in the development of ANAVEX 2-73 will be of great importance as we enter clinical trials,” said Dr. Cameron Durrant, Executive Chairman of Anavex.

“I am excited to be assisting Anavex in their endeavors, since my career efforts have been directed towards the development of better therapies for Alzheimer’s disease. We all know that the first drug to treat Alzheimer’s disease came out in 1993 but we are in need of better therapies. I sincerely hope that ANAVEX 2-73, with its unique sigma-1 receptor agonism as well as muscarinic and cholinergic effects, as we have seen in pre-clinical data, will have an impact on the disease process and treatment in patients,” said Dr. Aisen.

About Alzheimer’s

While Alzheimer’s is most common in people over the age of 65, it can strike adults of any age irrespective of their gender, background or socioeconomic status. According to the Alzheimer’s Association an estimated 5.3 million Americans are currently living with Alzheimer’s disease. The number of Americans aged 65 and over with Alzheimer’s is estimated to reach 7.7 million in 2030. By 2050, between 11 million and 16 million Americans over 65 are expected to have Alzheimer’s disease.

About ANAVEX 2-73

ANAVEX 2-73 is the first of a new class of oral, disease-modifying drugs being studied to potentially treat Alzheimer’s disease itself, versus treating its symptoms.

About Anavex Life Sciences Corp.
Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer. The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties.

Anavex is a publicly traded company under the symbol “AVXL”.

Forward-Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include that ANAVEX 2-73 is scheduled to enter Phase I clinical trials shortly; that Dr. Aisens’ contributions in the development of ANAVEX 2-73 will be of great importance; that ANAVEX 2-73 will have an impact on the disease process and treatment in patients and that ANAVEX 2-73 is the first of a new class of oral, disease-modifying drugs being studied to potentially treat Alzheimer’s disease itself, versus treating its symptoms. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to pass clinical trials so as to move on to the next phase, our ability to retain key employees and our ability to finance development or satisfy the rigorous regulatory requirements for new drugs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

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